Exhibit 99.1


                                Press Release
                                _____________

Release Date:  May 5, 2006                   Contact:  Thomas A. Vento
               at 4:30 p.m. EST                        President

                                                       Joseph R. Corrato
                                                       Executive Vice
                                                       President
                                                       (215) 755-1500


       PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES
                    SECOND QUARTER RESULTS

     Philadelphia, Pennsylvania (May 5, 2006) - Prudential Bancorp, Inc. of Pennsylvania (the "Company") (Nasdaq:PBIP), the "mid-tier" holding company for Prudential Savings Bank (the "Bank"), today reported net income of $955,000 for the quarter ended March 31, 2006 as compared to $894,000 for the same period in 2005. For the six months ended March 31, 2006, the Company earned $2.0 million as compared to $1.6 million for the six
months ended March 31, 2005, an increase of 28.3%.   Earnings per
share on the Company's outstanding common shares were $0.08 and $0.17 for the three and six months periods ended March 31, 2006, respectively. Earnings per share data was not applicable to the comparable periods in 2005 since the mutual holding company reorganization was not completed until the end of March 2005.

     Tom Vento, President and Chief Executive Officer, stated "We are pleased to report continued improvement in our operating results especially in light of the challenging interest rate environment and economic conditions existing today. We are committed to continued implementation of our business plan and believe that we are well positioned to continue to grow earnings long-term which will in turn bring value to our shareholders."

     On March 29, 2005, the Bank completed its mutual holding company reorganization, including the related subscription offering to depositors for the shares of common stock of the Company. The Company sold 5,653,688 shares of common stock, representing 45% of the total shares issued by the Company in the reorganization, to the public at $10.00 per share for total proceeds of $56.5 million. The remaining 55% or 6,910,062 shares were issued to Prudential Mutual Holding Company, the Company's parent mutual holding company.

     The Company's total assets increased by $4.1 million or 0.9% to $450.7 million at March 31, 2006 from September 30, 2005. The increase was primarily due to an increase in net loans receivable, partially offset by decreases in cash and cash equivalents. Our net loan portfolio experienced a $19.3 million or 11.0% increase to $194.4 million as we continued our emphasis on growing the loan portfolio. The majority of the growth in the loan portfolio was concentrated in single-family construction and residential mortgage loans. The decrease in cash and cash equivalents of $17.8 million to $9.0 million at March 31, 2006 reflected the systematic investment of funds received in the subscription offering in loans and other higher yielding investments. In addition, a portion of the decrease in cash and cash equivalents reflected the purchase of $5.0 million of bank owned life insurance ("BOLI"). The BOLI provides an attractive tax-exempt return to the Company and is being used by the Company to fund various employee benefit plans. The BOLI is included in other assets at its cash surrender value.




                              1

     At March 31, 2006, total deposits increased $6.6 million or 2.0% to $343.0 million from $336.5 million as of September 30, 2005. The majority of the increase was due to a $10.4 million increase in certificates of deposits. This increase resulted primarily from a more aggressive deposit pricing strategy and increased customer demand for attractive short-term investments.

     Stockholders' equity decreased by $634,000 to $90.2 million at March 31, 2006 as compared to $90.8 million at September 30, 2005 primarily due to the repurchase of shares of common stock at a total cost of $1.8 million and the payment of $957,000 in dividends, offset in part by $2.0 million in net income for the six months ended March 31, 2006.

     The Company previously announced in April that the Board had approved the commencement of its second stock repurchase program of up to an additional 269,000 shares or approximately 5% of the Company's outstanding common stock held by other than Prudential Mutual Holding Company. The Company's second repurchase program will commence upon completion of its first repurchase program covering 277,000 shares. The average cost per share of the 201,000 shares which had been repurchased as of March 31, 2006 was $12.20 per share.

     Net interest income increased $335,000 or 11.8% to $3.2 million for the three months ended March 31, 2006 as compared to $2.8 million for the same period in 2005. The increase was primarily due to a $798,000 or 15.6% increase in interest income partially offset by a $463,000 or 20.2% increase in interest expense. The increase in interest income resulted from an increase of $14.5 million or 3.5% in the average balance of interest-earning assets for the three months ended March 31, 2006, as compared to the same period in 2005. The weighted average yield earned on such assets increased by 58 basis points to 5.49% in the quarter ended March 31, 2006 from the comparable period in 2005. The increase in interest expense primarily resulted from a 55 basis point increase to 3.14% in the weighted average rate of interest paid on interest-bearing liabilities offset in part by a $2.9 million, or 0.8% decrease in the average balance of interest-bearing liabilities for the three months ended March 31, 2006 as compared to the same period in 2005. The increase in the weighted average cost of interest-bearing liabilities reflected the effect of the prevailing market rates of interest.

     For the six months ended March 31, 2006, net interest income increased $742,000 or 13.3% to $6.3 million as compared to $5.6 million for the same period in 2005. The increase was primarily due to a $1.6 million or 15.7% increase in interest income partially offset by an $849,000 or 18.8% increase in interest expense. The increase in interest income resulted from an increase of $26.8 million or 6.6% in the average balance of interest-earning assets for the six months ended March 31, 2006, as compared to the same period in 2005. The weighted average yield earned on such assets increased by 43 basis points to 5.41% in the six month period ended March 31, 2006 from the comparable period in 2005. The increase in interest expense primarily resulted from a 56 basis point increase to 3.08% in the weighted average rate of interest paid on interest-bearing liabilities offset in part by a $9.0 million, or 2.5% decrease in the average balance of interest-bearing liabilities for the six months ended
March 31, 2006 as compared to the same period in 2005.

     The net interest margin was 2.93% for both the quarter and six months ended March 31, 2006, as compared to 2.72% and 2.75%, respectively, for the comparable periods in 2005. The improvement in our net interest margin in the fiscal 2006 periods reflected in large part the increase in the balance of net interest-earning assets resulting from the net proceeds received in the subscription offering.


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     The Company did not make any provision for loan losses for the three or six month periods ended March 31, 2006 or 2005. No provision was made based on management's evaluation that the allowance for loan losses was adequate at such dates. At March 31, 2006, the Company's non-performing assets totaled $297,000, or .07% of total assets and consisted solely of non-performing residential mortgage loans. There were no REO properties as of March 31, 2006. The allowance for loan losses totaled $558,000 or 0.3% of total loans and 187.9% of non-performing loans.

     Non-interest income increased $162,000 and $169,000 for the three and six months ended March 31, 2006, respectively, as compared to the same periods in 2005. The increases were primarily due to a pre-tax gain on the sale of a real estate owned property of $100,000 and income from BOLI of $51,000.

     Non-interest expense increased $404,000 or 25.2% during the three months ended March 31, 2006 compared to the same period in 2005 and increased $369,000 or 10.6% for the six months ended March 31, 2006 as compared to the same period in 2005. The increase for the quarter was primarily due to increases in compensation and benefit expense of $177,000 resulting primarily from an increase in retirement plan expenses and normal merit pay rate increases as well as an $108,000 increase in professional services expense reflecting the increased costs associated with being a public company that were not applicable in the 2005 period. For the six months ended March 31, 2006, the increase reflected increased compensation and benefit expense of $281,000 due primarily to an increase in retirement plan expenses and normal merit pay rate increases, an increase in professional services of $142,000 reflecting the increased costs associated with being a public company that were not applicable in 2005, partially offset by a decrease in litigation expenses from $125,000 in the 2005 period which were not incurred in the 2006 period.

     Income tax expense for the quarter and six months ended March 31, 2006 amounted to $507,000 and $929,000, respectively, compared to $475,000 and $838,000, respectively, for the quarter and six months ended March 31, 2005. Our effective income tax rate remained stable at 34.7% for the quarters ended March 31, 2006 and 2005. For the six month period ended March 31, 2006, the effective tax rate decreased to 31.3% from 34.4% from the comparable period in 2005. This decrease in the effective tax rate was primarily attributable to tax benefits the Company realized as a result of the adjustment of a valuation allowance during the first fiscal quarter of 2006 that had previously been established for accrued liabilities related to prior period tax accruals.

     Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as five additional full-service branch offices, four of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania.

     This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc. of Pennsylvania. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and


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uncertainties. A number of factors, many of which are beyond the
Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to access the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.


















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                         SELECTED CONSOLIDATED FINANCIAL AND
                                      OTHER DATA
                                     (Unaudited)

                                              At March 31,   At September 30,
                                                 2006              2005
                                             -------------   ----------------
                                                  (Dollars in Thousands)

Selected Financial and Other Data:

Total assets                                   $450,676          $446,592
Cash and cash equivalents                         8,967            26,815
Investment securities:
  Held-to-maturity                              135,074           129,840
  Available-for-sale                             38,495            38,584
Mortgage-backed securities held-to-maturity      60,485            66,828
Loans receivable, net                           194,399           175,091
Deposits                                        343,037           336,468
FHLB advances                                    13,804            13,823
Stockholders' equity                             90,191            90,825
Full service offices                                  6                 6


                                 Three Months Ended       Six Months Ended
                                      March 31,               March 31,
                                -------------------      ------------------
                                  2006        2005        2006        2005
                                -------      ------      ------      ------
                                (Dollars in Thousands Except Per Share Data)
Selected Operating Data:
Total interest income           $5,922      $5,124      $11,707     $10,117
Total interest expense           2,754       2,291        5,374       4,525
Net interest income              3,168       2,833        6,333       5,592
Provision for loan losses            -           -            -           -

  Net interest income after
   provision for loan losses     3,168       2,833        6,333       5,592
Total non-interest income          299         137          470         301
Total non-interest expense       2,005       1,601        3,833       3,464
Income before income taxes       1,462       1,369        2,970       2,429
Income taxes                       507         475          929         838
Net income                         955         894        2,041       1,591
Basic earnings per share (1)       .08          NA          .17          NA


Selected Operating Ratios(2):
Average yield on interest-
  earning assets                  5.49%       4.91%        5.41%       4.98%
Average rate on interest-bearing
  liabilities                     3.14%       2.59%        3.08%       2.52%
Average interest rate spread(3)   2.35%       2.32%        2.33%       2.46%
Net interest margin(3)            2.93%       2.72%        2.93%       2.75%
Average interest-earning assets
  to average interest-bearing
  liabilities                   122.88%     117.75%      123.84%     113.23%
Net interest income after
  provision for loan losses to
  non-interest expense          158.00%     176.95%      165.22%     161.43%
Total non-interest expense to
  average assets                  1.79%       1.49%        1.72%       1.66%
Efficiency ratio(4)              57.83%      53.91%       56.34%      58.78%
Return on average assets          0.85%       0.83%        0.91%       0.76%
Return on average equity          4.21%       8.70%        4.47%       7.90%
Average equity to average assets 20.28%       9.58%       20.43%       9.63%







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                                                  At or for the
                                    --------------------------------------
                                    Three Months Ended    Six Months Ended
                                         March 31,           March 31,
                                    ------------------    ----------------
                                       2006      2005      2006     2005

Asset Quality Ratios(5)
Non-performing loans as a percent
  of loans receivable, net(6)         0.15%     0.08%     0.15%    0.08%
Non-performing assets as a percent
  of total assets(6)                  0.07%     0.12%     0.07%    0.12%
Allowance for loan losses as a
  percent of non-performing loans   187.88%   410.29%   187.88%  410.29%
Net charge-offs to average loans
  receivable                              -         -        -        -

Capital Ratio(5)
Tier 1 leverage ratio
     Company                         20.09%    20.88%    20.09%   20.88%
      Bank                           14.95%    14.53%    14.95%   14.53%
Tier 1 risk-based capital ratio
     Company                         43.82%    52.73%    43.82%   52.73%
      Bank                           32.62%    36.69%    32.62%   36.69%
Total risk-based capital ratio
     Company                         44.23%    53.34%    44.23%   53.34
      Bank                           33.03%    37.30%    33.03%   37.30%

_____________________________________________

(1) Due to the timing of the Bank's reorganization into the mutual holding company form and the completion of the Company's subscription offering on March 29, 2005, earnings per share for the 2005 periods are not considered meaningful and are not shown.

(2) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(3) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(4) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(5) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.

(6) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all loans 90 days or more past due. It is the Company's policy to cease accruing interest on all loans, other than single-family residential mortgage loans, 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure, real estate acquired by acceptance of a deed-in-lieu of foreclosure.
At March 31, 2006, the Company did not hold any real estate owned.




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